Exhibit 99.1

IVAX DIAGNOSTICS RELEASES THIRD QUARTER RESULTS

Net Revenues Increase 11.3% for the Third Quarter Compared to Prior Year

MIAMI—(BUSINESS WIRE)—November 13, 2003—IVAX Diagnostics, Inc. (AMEX:IVD) reported third quarter 2003 net revenues of $4,344,000, an 11.3% increase over net revenues of $3,904,000 in the same period of the previous year, and a 77% reduction of net loss, with a net loss for the third quarter of 2003 of $183,000 compared to a net loss of $798,000 from the same period of the previous year.

Giorgio D’Urso, CEO and President of IVAX Diagnostics, said, “We are pleased that the long traditional vacation period in Europe has had a minimal negative impact on our revenue in the third quarter compared to the second quarter of this year, leaving our gross margin unchanged at 60.6%. More importantly, placements of our Mago instrument system in the U.S. marketplace continue at the pace we had anticipated and we believe that this larger installed base of instruments will fuel future revenue growth. We are also excited about presenting our new PARSECTM System in Europe at the Medica 2003 exhibition being held in Dusseldorf, Germany from November 19-22. We expect that the features designed into this next-generation automated system will allow us to expand into additional testing sectors of the in vitro diagnostics market.”

IVAX Diagnostics also announced that a full and final settlement agreement has been reached in the lawsuit that was filed on March 2, 2001 against b2bstores.com Inc. and two of its former directors/officers. Under the settlement agreement, IVAX Diagnostics was required to make a nominal payment that was immaterial to its business and operations.

Phillip Frost, M.D., IVAX Diagnostics’ Chairman, said, “I am pleased that IVAX Diagnostics continues to make progress in building its core business. We are optimistic about the future and believe the new PARSEC™ instrument system will contribute to this ongoing development. We continue to explore additional opportunities, including selective acquisitions, which would be integral to our approach of creating a major diagnostic company.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l. and ImmunoVision, Inc. IVAX Corporation (AMEX:IVX, LSE:IVX.L) owns approximately 72% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: risks and uncertainties regarding the PARSECTM System, including, without limitation, that the PARSECTM System may not be available when or perform as expected, that the PARSECTM System may not allow IVAX Diagnostics to expand into additional testing sectors of the in vitro diagnostics market, that the PARSECTM System may not contribute to the development of IVAX Diagnostics’ core business, that we may not be successful in our marketing of the PARSECTM System, and that customers may not integrate the PARSECTM System into their operations as readily as expected; that placements of the Mago instrument system in the U.S. marketplace may not continue at the anticipated pace; that the larger installed base of instruments may not fuel future revenue growth; that IVAX Diagnostics may not build its core business; that IVAX Diagnostics may not enter into additional strategic opportunities, acquisitions or transactions; and that IVAX Diagnostics may not become a major diagnostic company; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

IVAX DIAGNOSTICS, INC.

RESULTS OF OPERATIONS

(Unaudited)

Period Ended September 30,	Three Months		Nine Months
(In thousands, except per share data)	2003	2002	2003	2002
Net revenues	$4,344	$3,904	$13,279	$9,527
Cost of sales	1,713	2,223	5,493	5,068

Gross profit	2,631	1,681	7,786	4,459

Operating expenses:
Selling	1,329	1,327	4,006	3,242
General and administrative	1,196	977	3,635	2,866
Research and development	305	398	995	1,109

Total operating expenses	2,830	2,702	8,636	7,217

Loss from operations	(199)	(1,021)	(850)	(2,758)

Other income, net	35	102	327	415

Loss from continuing operations before income Taxes	(164)	(919)	(523)	(2,343)

Provision (benefit) for income taxes	19	(121)	55	(96)

Net loss	$(183)	$(798)	$(578)	$(2,247)

BASIC AND DILUTED LOSS PER SHARE	$(.01)	$(.03)	$(.02)	$(.08)

BASIC AND DILUTED AVERAGE SHARES OUTSTANDING	27,644	28,645	27,568	28,643

IVAX DIAGNOSTICS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS

Current assets	$28,447	$27,178
Property, plant and equipment, net	1,998	1,996
Other assets	8,221	8,249

Total assets	$38,666	$37,423

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$4,299	$3,657
Other long-term liabilities	423	370
Shareholders’ equity	33,944	33,396

Total liabilities and shareholders’ equity	$38,666	$37,423

Contact:	Duane M. Steele

IVAX Diagnostics, Inc.

305-324-2338

www.ivaxdiagnostics.com